Pricing Supplement No. 14 Dated December 19, 2003 (To Prospectus dated August 19, 2003 and Prospectus Supplement dated October 27, 2003)	Rule 424(b)(2) File No. 333-107207 CUSIP #: 46627B AL5

J.P. MORGAN CHASE & CO.
[ ]	JPMorgan Chase Senior Notes, Series D Due Nine Months of More from Date of Issue
[ X ]	JPMorgan Chase Subordinated Notes, Series B Due Nine Months or More from Date of Issue

Aggregate Principal Amount: Price to Public: Agent's Commission: Proceeds to Company: Dealers' Concession:	$ 1,496,000 100.00% 2.00% $ 1,466,080 1.750%
Agents	Aggregate Principal Amount To be Purchased
A.G. Edwards & Sons, Inc. Wachovia Securities McDonald Investments Inc. UBS Financial Services Inc. Edward D. Jones & Co., L.P. Charles Schwab & Co., Inc. Raymond James	$ 577,000 $ 399,000 $ 228,000 $ 167,000 $ 50,000 $ 50,000 $ 25,000
Original Issue Date:	December 24, 2003
Stated Maturity:	January 15, 2016

Form:  [ X ]   Book-entry   [   ]  Certificated

Currency:  U.S. Dollars
[ X ] Fixed Rate Note:	5.15%
Interest will be computed on the basis of:	[ ] the actual number of days elapsed in a year of 360 days [ X ] a 360-day year of twelve 30-day months [ ] Other
[ ] Floating Rate Note:	[ ] CD [ ] Treasury Rate	[ ]Commercial Paper Rate [ ] Prime Rate	[ ] Federal Funds Rate [ ] CMT	[ ] LIBOR
The interest factor for each day will be computed by dividing the interest rate in effect on that day by:	[ ] the actual number of days elapsed in a year [ ] 360 [ ] Other

Index Maturity: N/A

Annual Interest Rate: N/A

Frequency of Changes in Interest Rate:	[ ] Daily [ ] Quarterly	[ ] Weekly [ ] Semi-Annually	[ ] Monthly [ ] Annually

Interest Payment Dates:   Monthly on the 15th commencing January 15, 2004.

Interest Determination Dates: N/A

Interest Reset Dates:   N/A

Spread (+/-):   N/A

Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Survivor's Option: (Yes/No) No - Not applicable for Subordinated Notes

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes

The Notes may be redeemed prior to the Stated Maturity Date at the option of J.P. Morgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, beginning January 15, 2006, and on each monthly interest payment date thereafter. Notice of redemption will be given not less than 30 nor more than 60 calendar days prior to the redemption date.

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.